Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of September 15, 2025, between ETHZilla, a Delaware corporation (“Company”), and McAndrew Rudisill (“Executive”). Company and Executive may be referred to herein collectively as the “Parties” or individually as a “Party.”

WHEREAS, Company desires to employ Executive, and Executive has agreed to be employed by Company, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Employment. Company hereby agrees that Executive will remain as Chairman of the Board and will serve as Chief Executive Officer (“CEO”) of Company, and Executive agrees to accept such employment and perform such services, upon the terms and subject to the conditions set forth herein.

2. Term. Company shall employ Executive for a term commencing on the date hereof (the “Start Date”) and continuing until the earlier of the (a) Termination Date (as defined herein), (b) such time as Executive gives at least thirty (30) days prior written notice to Company of Executive’s desire to terminate his employment, or (c) through December 31, 2028. If neither party ends the employment relationship prior to December 31, 2028, the relationship shall automatically be extended for a 12-month period (auto renewal). The Parties agree to two successive 12-month auto renewals (up through and including December 31, 2030). The period of time between the Starte Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Term.”

3. Duties and Responsibilities. As Executive, shall be primarily responsible for the management of Company’s business, subject to direction and control of the Board of Directors (“the Board”). Unless otherwise directed by the Board, Executive shall perform all duties incident to the office of CEO and such other duties as from time to time may be assigned to him by the Board. Executive shall report to the Board. Executive shall at all times perform his duties and responsibilities and shall observe and comply with all of the written policies and procedures established by Company, and all applicable laws, rules and regulations imposed by any governmental or regulatory authorities, honestly, diligently, in good faith and to the best of his ability.

4. Compensation. As compensation for his services hereunder and in consideration of the covenants set forth in Sections 10 through 15 below, Company shall pay to Executive the following compensation, subject to applicable withholding taxes:

(a) Salary. Company shall pay to Executive a base salary of $450,000 (four hundred and fifty thousand dollars). Such amount shall be reviewed by the Board no less than annually, and the Board, in its discretion, shall make increases when it deems appropriate. The Salary shall be payable in accordance with Company’s customary payroll practices and procedures.

(b) Annual Bonus. Executive shall be eligible to earn an annual discretionary bonus as established by the Board (“the Bonus”). The Bonus may consist of RSU’s and/or cash payments. The amount and composition of the Bonus shall be determined by the Board no later than December 15, 2025 and shall be communicated to Executive soon thereafter.

(c) Change of Control Payment. Executive shall be entitled to a payment upon the Change of Control of the Company. Such payment shall be in an amount equal to two percent (2%) of the greater of the market cap at time of the transaction close or the total enterprise value (defined by the company’s market cap at transaction close plus all outstanding debt less cash.) This Change of Control payment may consist of both RSU’s and/or cash, as determined by the Board. For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of either of the following events:

(i)	a merger or consolidation in which the Company is a constituent party (or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation), except any such merger or consolidation (A) effected exclusively for the purpose of changing the Company’s domicile or (B) involving the Company (or a subsidiary of the Company) in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, greater than fifty percent (50%), by voting power, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(ii)	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company (or any subsidiary of the Company) of all or substantially all of the assets or all or substantially all of the equity of the Company and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company;

provided, however, that any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted (or a combination thereof) will not be deemed to be a Change in Control.

(d) Executive Benefits. Executive (and where permitted, his dependents) shall be entitled to participate in all employee benefit plans and programs (including, without limitation, profit sharing, medical, disability and life insurance plans and programs) that are established and made generally available by Company from time to time to its employees, subject, however, to the applicable eligibility requirements and other provisions of such plans and programs (including, without limitation, requirements as to position, tenure, location, salary, age and health).

(e) Vacation. Executive shall be entitled to unlimited paid time off (“PTO”) annually, but shall be subject to Executive meeting a high-level of performance regardless of the amount of PTO taken. No PTO shall interfere with the duties required to be rendered by Executive hereunder. Unused PTO shall not accrue or cumulate from year to year.

5. Reimbursement of Business Expenses. Company shall pay or reimburse Executive for all reasonable and necessary travel, entertainment and other expenses incurred by him in connection with the performance of his duties hereunder in accordance with the policies and procedures of Company as in effect from time to time.

6. Payments Upon Termination.

(a) General. In the event of a termination of this Agreement for any reason, and in addition to any other amounts or benefits to which Executive (or his family) may be entitled under this Agreement, then promptly (but in no event later than thirty (30) days after the date of such termination or such earlier date as is provided by law) Company shall make a lump-sum payment to Executive (or, in the event of his death, his surviving spouse, if any, or his estate) on account of (i) his then current Salary through the Termination Date and (ii) reimbursement for any expenses to which Executive is entitled to reimbursement under Section 5.

(b) Severance. In addition to the amounts set forth in Section 6(a), in the event that Executive’s employment with Company is greater than 12 months from the Start Date, then Company shall pay executive a lump sum payment in an amount equal to two times Executive’s Salary at the time of his termination. Additionally, if Executive’s employment with the Company is less than 36 months from the Start Date, the Company shall pay him the equivalent of the greater of one percent (1%) of greater of the market cap at time of the transaction close or the total enterprise value (defined by the company’s market cap at transaction close plus all outstanding debt less cash.) Such payment shall be made in stock and/or cash, as determined by the Board.

(c) General Release of Claims. As a condition to receipt of the foregoing Severance, Executive agrees to execute and deliver a release of the Board, from and against any and all claims relating to wages or his employment by, or service as an officer, director or manager of the Company.

7. Confidential Information; Non-Disparagement.

(a) Confidential Information. Executive recognizes and acknowledges that he will have access to Confidential Information (as defined below) and that such Confidential Information constitutes special, unique and valuable property of Company, developed over significant time and with significant expense. Executive acknowledges that the Confidential Information is and shall remain the exclusive property of Company. Executive agrees that he will not at any time without the prior written consent of Company (whether during the Term or at any time thereafter) utilize such Confidential Information for his own benefit, for the benefit of any third party or to the detriment of Company, or disclose such Confidential Information to anyone outside Company other than as shall be necessary in connection with the performance of his obligations or to enforce his rights hereunder. Executive agrees that the foregoing restrictions shall apply whether or not such information is marked “Confidential.” For purposes of this Agreement, the term “Confidential Information” shall mean any confidential, proprietary or non-public information, whether written or oral, tangible or intangible, of or concerning any of the Company and parties with whom the Company does business, and shall include, without limitation, scientific, trade and engineering secrets, “know-how”, formulas, secret processes, drawings, specifications, engineering, designs and all modifications, enhancements and options thereto, services, materials, patent applications, copyrights, copyright applications, trademarks, trademark applications and other works and inventions and “know-how” related thereto, new product and other plans, technical information, technical improvements, manufacturing techniques, specifications, manufacturing and test data, progress reports and research projects, business plans, prospects, financial information, information about costs, profits, markets, sales, customers and suppliers (including without limitation, Company’s contact persons at such customers and suppliers and their respective order and purchase histories), procurement and promotional information, credit and financial data concerning customers or suppliers, information relating to the management, operation and planning of any of the Company and plans for future development, now or hereafter known, and other information of a similar nature to the extent not available to the public.

8. Return of Documents and Property. Upon the termination of Executive’s employment with Company or at any other time upon the request of Company, Executive (or his heirs or personal representatives) shall (a) within three (3) business days, deliver to Company all memoranda, disks, files, notes, records or other documents which contain or are based upon Confidential Information and shall not retain any copies thereof in any format or storage medium (including computer disk or memory) and (b) within three (3) business days, purge from any computer system in his possession other than those owned by and returned to Company, all computer files which contain or are based upon any Confidential Information and confirm such purging in writing to Company.

9. Work Made for Hire; Inventions. Executive acknowledges that all original works of authorship which are created, conceived, developed or reduced to practice by or under the direction of Executive (solely or jointly with others) during the period of his employment with the Company that relate to the present or anticipated business activities, now or hereafter known, of any of the Company, including without limitation, any related patents, patent applications, copyrights, copyright applications, trademarks and trademark applications, trade secrets, and any and all goodwill related thereto and other works and inventions and “know-how” related thereto (collectively referred to herein as the “Work Product”), are and shall remain the sole and exclusive property of Company, and all right, title and interest therein shall vest in Company and shall be deemed a “work made for hire”, as that term is defined in the United States Copyright Act. Unless otherwise agreed to in writing by Company, nothing in this or any other agreement or in the course of dealing between Executive and Company shall be construed to grant to Executive or his affiliates any ownership right, title or interest in or license, in whole or in part, to any of the Work Product. To the extent that title to any of such Work Product may not, by operation of law, vest in Company, or any of such Work Product may not be considered to be “work made for hire”, all right, title and interest therein are hereby irrevocably assigned to Company, without limitation or the requirement of any additional consideration or compensation not otherwise provided by Section 4 herein. All Work Product shall belong exclusively to Company with Company having the right to obtain, file applications for, register and hold in its own name copyright, patent and trademark registrations or such other protection as may be appropriate to the subject matter, and any continuations, derivations, divisions, extensions and renewals thereof.

10. Conflict. Executive hereby represents and warrants to Company that the execution and delivery of this Agreement by him and the performance by him of his obligations hereunder, shall not constitute (with or without notice or lapse of time or both) a default, breach or violation of any understanding, contract or commitment, written or oral, express or implied, to which Executive is a party or to which Executive is or may be bound, including, without limitation, any understanding, contract or commitment with any present or former employer. Executive hereby agrees to indemnify and hold Company harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by Company in connection with any default, breach or violation by Executive of any such understanding, contract or commitment.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns, except that (a) Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of Company (which may be granted or withheld in Company’s sole and absolute discretion), and (b) Company may not assign any of its rights or delegate any of its duties hereunder, except to an entity that acquires all or substantially all of the business or assets of Company, without the prior written consent of Executive.

12. Entire Agreement. This Agreement constitutes the entire understanding of the Parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

13. Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the Party against whom enforcement of any such amendment, supplement or modification is sought.

14. Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given (a) upon delivery, if delivered by hand, (b) three (3) days after the date of deposit in the mail, postage prepaid, if mailed by U.S. certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service, in each case, addressed as follows:

(a) If to Executive, to:

________________

____________________

___________, _______

(b) If to Company, to each of:

2875 South Ocean Blvd., Suite 200

Palm Beach, Florida 33480

with a required copy (that shall not constitute notice) to:

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Any Party may change the address to which notice shall be sent by giving notice of such change of address to the other Party in the manner provided above.

15. Waivers. The failure or delay of any Party to enforce any provision of this Agreement shall in no way affect the right of such Party to enforce the same or any other provision of this Agreement. The waiver by any Party of any breach of any provision of this Agreement shall not be construed as a waiver by such Party of any succeeding breach of such provision or a waiver by such Party of a breach of any other provision. The granting of any consent or approval by any Party in any one instance shall not be construed to waive or limit the need for such consent or approval in any other or subsequent instance.

16. Governing Law and Venue. This Agreement shall be construed in accordance with the laws of the state of which he is a resident. Additionally, the Parties agree to bring any legal action in either a state court located in the state of which Executive is a resident.

17. Severability. If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19. Waiver of Jury Trial. For the avoidance of doubt, as a specifically bargained for inducement for each of the parties hereto to enter into this agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

20. No Interpretation Against Drafter. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it or he desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party.

21. Section 409A. (a) This Agreement and all compensation and benefits provided hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted and administered in a manner consistent with that intent. (b) Notwithstanding anything to the contrary, any payments or benefits hereunder that are subject to Section 409A and are payable upon a termination of employment shall only be paid if such termination constitutes a “separation from service” within the meaning of Section 409A. (c) If the Employee is a “specified employee” under Section 409A at the time of a separation from service, then any payments or benefits that are subject to Section 409A and would otherwise be paid within six (6) months following such separation shall instead be delayed until the earlier of (i) six (6) months and one (1) day following the Employee’s separation from service, or (ii) the date of the Employee’s death (the “409A Delay Period”). Any such delayed payments shall be paid in a lump sum on the first business day after the end of the 409A Delay Period. (d) Each installment payment or benefit provided under this Agreement shall be treated as a separate payment for purposes of Section 409A. To the maximum extent permitted by law, any amounts payable under this Agreement shall be exempt from Section 409A under the “short-term deferral” exemption, the “involuntary separation pay” exemption, or any other applicable exemption, and shall be paid in accordance with such exemption. (e) Company Liability for 409A Penalties. If, notwithstanding the intent of the parties, any payment or benefit under this Agreement (or under any other plan, agreement, or arrangement maintained by the Company) is determined to be subject to additional taxes or penalties under Section 409A, the Company shall: (i) administer this Agreement in good faith to correct any such failure; (ii) make the Employee whole by paying to the Employee an additional amount (a “409A Gross-Up Payment”) sufficient to cover any additional income taxes, penalties, and interest imposed under Section 409A, together with any taxes imposed on the Gross-Up Payment itself; and (iii) indemnify the Employee for any related costs (including reasonable attorneys’ fees) incurred in connection with asserting or defending against the imposition of such taxes or penalties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

ETHZILLA

By:	/s/ Ryan Smith
Name:	Ryan Smith
Title:	Lead Director

EXECUTIVE

/s/ McAndrew Rudisill
McAndrew Rudisill